Exhibit 10.27

THE TRAVELERS COMPANIES, INC.
385 Washington Street
St. Paul, Minnesota 55102

As of December 19, 2008

Jay S. Fishman
1200 Mount Curve Avenue
Minneapolis, Minnesota 55403

Dear Jay:

I am writing this letter on behalf of the Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company”) to confirm the terms and conditions of your employment with the Company.

1.             Term of Employment.  Your employment under this Letter Agreement commenced as of the effective date (the “Effective Date”) of the consummation of the combination transaction contemplated by the Agreement of Plan and Merger effective as of November 16, 2003 among The St. Paul Companies, Inc. (“The St. Paul”), Travelers Property Casualty Corp. and Adams Acquisition Corp. (as amended) (such transaction, the “Merger”) and, subject to termination as provided in Section 9, will end on the fifth anniversary of the Effective Date; provided that on the fourth and each subsequent anniversary of the Effective Date, the term of your employment will automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you do not or it does not want the term to be so extended.  Such employment period, as may be extended, will hereinafter be referred to as the “Term”.  The portion of the Term after the date of this letter is referred to as the “Remaining Term”.

2.             Title and Duties.

(a)   Position.  During the Remaining Term, you will serve as Chief Executive Officer of the Company, and you will also serve as Chairman of the Board of the Company.  You will have such duties and responsibilities and power and authority as those normally associated with such position or positions, as applicable, in public companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to you by the Board which are consistent with such position(s).  During the Remaining Term, you will report solely and directly to the Board, and all other executives will report to you.

(b)   Board and Committees.  During the Remaining Term, the Company will use its best efforts to cause you to be nominated for and elected to the Board, as well as to the Executive Committee of the Board, including any successor committee performing a similar function (the “Executive Committee”).  During the Remaining Term, you will solely preside at such meetings of the Board and of the Executive Committee.

(c)   Outside Interests.  Nothing contained in this Letter Agreement shall preclude you from (i) serving on the board of directors of any business corporation; (ii) serving on the board of or working for any charitable or community organization or (iii) pursuing your personal financial and legal affairs, so long as the foregoing activities, individually or collectively, do not materially interfere with the performance of your duties hereunder and do not violate the provisions of Section 11(b) hereof.

3.             Base Salary.  During the Remaining Term, the Company will pay you a minimum base salary at the annual rate of $1,000,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices.  The Compensation Committee (the “Committee”) of the Board will review your Base Salary annually and may, in its sole discretion, increase the Base Salary based on your performance and the Company’s performance.

4.             Bonus.  During the Remaining Term, you will be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Company’s annual incentive plan.  The performance objectives for your Annual Bonus will be determined by the Committee in consultation with you and will be consistent with performance objectives set for other senior executives of the Company.

5.             Annual Long-Term Incentive Grant.  In each calendar year of the Remaining Term, you will receive a long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards, or a combination thereof, as determined by the Committee, (the “Annual Equity Grant”) with a then present value equal to not less than $6.25 million (such value to be based on a Black-Scholes valuation, in the case of options and similar awards, and on a valuation method mutually acceptable to you and the Committee, in the case of other awards).  Any annual cash incentive earned pursuant to Section 4 hereof and paid in the form of equity-based awards shall not be considered in valuing your entitlement under this Section 5.  Subject to the specific terms of this Letter Agreement, the terms and conditions of your Annual Equity Grant will provide for four (4) year vesting in equal installments and will otherwise be determined in accordance with the Company’s 2004 Stock Incentive Plan as it exists on the date hereof or as amended in any respect that is not materially unfavorable to you or in accordance with any successor plan to the extent not materially less favorable to you, and the Company’s policy governing similar awards to other senior executives as in effect from time to time.  Any portion of an Annual Equity Grant that is not fully vested will become fully vested upon termination of your employment due to death or Disability (as defined below in Section 8), or in the event you terminate your employment for Good Reason (as defined below in Section 8) or in the event you are terminated by the Company without Cause (as defined below in Section 8).

6.             Prior Stock Option Grants.  You affirm and acknowledge that (a) so long as you remain employed as Chief Executive Officer by the Company, and so long as you also remain employed as Chairman of the Board of the Company, you would not intend to exercise any of the stock options that were granted to you by The St. Paul before 2004 until after they would have been exercisable in accordance with their terms and vesting schedules in effect on November 16, 2003 and (b) the stock option granted to you by The St. Paul on February 2, 2004 will not become exercisable in connection with the Merger, notwithstanding the terms of the Letter Agreement dated as of October 11, 2001 between The St. Paul and you (the “Old Letter Agreement”), and will, instead, become exercisable in accordance with the terms contained in the term sheet governing such stock option.

7.             Other Benefits During the Remaining Term.

(a)   Employee Benefits.  You will be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Company, on terms and conditions that are no less favorable than those applicable to any other senior executive of the Company.  The Company acknowledges that in connection with your commencement of employment with The St. Paul pursuant to the Old Letter Agreement, you received four (4) years of service credit as of the effective date of such commencement under all such plans, programs and arrangements (except with respect to any tax-qualified or stock-based plans, programs and arrangements) and that The St. Paul waived any waiting periods or similar requirements for all medical, dental and other health plans.

(b)   Vacation.  You will be entitled to four (4) weeks paid vacation per calendar year in accordance with the Company’s vacation policy as in effect from time to time.

(c)   Legal and Other Fees.  The Company will reimburse you for reasonable legal and other professional and out-of-pocket expenses incurred by you in connection with the preparation and negotiation of this Letter Agreement.

(d)   Transportation.  You will be required for security purposes to use the Company aircraft for all business travel and personal travel; provided, however, that starting January 1, 2007 your use of the aircraft for personal travel (which in no event will be deemed to include the use of the aircraft as described in the third sentence of this Section 7(d)) will be on the terms set forth in the Time Sharing Agreement in Exhibit C attached.  The Company will provide you with other transportation on a basis consistent with that customarily provided to executives of a similar stature and will gross you up for any income taxes incurred by you as a result of the provision of such other transportation.  The Company will also gross you up for any income taxes incurred by you as a result of any imputation of income in connection with the use of the aircraft for business travel between the New Jersey region and St. Paul, Minnesota, Baltimore,

Maryland and Hartford, Connecticut and of Company-arranged ground transportation for business travel when you are on the East Coast.  Any amount payable to you as a tax gross up under this Section 7(d) shall be paid no later than December 31 of the calendar year following the calendar year in which you remit the corresponding taxes.

(e)   Reimbursement.  The Company will reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for senior executives as in effect from time to time.

(f)   Professional Fees.  The Company will reimburse you for all reasonable financial planning and tax preparation expenses incurred during the Term up to $25,000 annually.

8.             Termination of Employment.

(a)   Resignation for Good Reason or Termination Without Cause.  If you terminate your employment for Good Reason or you are terminated by the Company without Cause, you will receive:

(i)    immediately upon the effectiveness of any such termination, a lump-sum cash payment equal to any earned but unpaid Base Salary or other amounts (including reimbursable expenses any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii)   on the first day of the seventh month following the date of your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance thereunder, a lump-sum cash payment equal to three (3) times the sum of your (A) then Base Salary (or, if such termination occurs following a change in control as defined in Exhibit B to this Letter Agreement occurring after December 13, 2006 (a “Change in Control”), the highest Base Salary in the 12 months preceding such termination) and (B) the greatest of (x) 150% of such Base Salary, (y) Annual Bonus for the immediately preceding year and (z) the greater of Annual Bonus or 150% of Base Salary for the year immediately preceding a Change in Control if such termination occurs following a Change in Control; provided that as of the date of the payment you have executed a release substantially in the form attached hereto as Exhibit A, all applicable rescission periods provided by law for releases of claims have expired and you have not rescinded the release.  The lump-sum payment under this paragraph (ii) also shall include interest for the period from your termination of employment to the scheduled date of payment at an annual rate equal to the Treasury Bill rate (26 week maturity) as reported by the U.S. Department of Treasury for the day of your termination of employment.

In addition to the foregoing lump-sum payment:

(x)                    the Company will continue your participation in the Company’s medical and dental plans on the same terms as in effect prior to such termination (or, if your termination of employment occurs within the two-year period following a Change in Control, as in effect prior to such Change in Control, if more favorable), until the expiration of the 18-month period commencing on the date of your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code, or, if earlier, the date you would no longer be entitled to continuation coverage under section 4980B of the Code (COBRA).  Thereafter, the Company will provide you substantially comparable medical and dental coverage on an insured basis (which may mean continuing on the Company’s medical or dental plan if such plans are then insured), but only until the earlier of three years following your termination of employment, or the date on which you become covered by a similar medical or dental plan, as the case may be, maintained by any subsequent employer.  If the Company is unable to obtain insurance on a commercially acceptable basis, the Company instead will offer continued coverage to you for the period specified above under its medical and dental plans on an “access-only” basis, meaning that you will pay the full cost of continued coverage at the rate then established by the Company for COBRA.   The Company will reimburse you for the amount of any premium payments you make to purchase access-only coverage for the period specified above.  Such reimbursements shall be made promptly, but in no event later than the last day of the calendar year following the year in which you make the premium payment, and the amount reimbursed in one year will not affect the amount eligible for reimbursement in any other year.  If your termination of employment occurs during the two-year period following a Change in Control, the Company also will continue your participation in the Company’s accident, disability (other than long-term disability) and group life insurance plans for you and your dependents on the same terms as in effect prior to such termination (or prior to such Change in Control, if more favorable), or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing identical benefits on the same after-tax basis as if such participation had continued, but only until the earlier of three years following the date of your termination of employment or the date on which you become eligible for similar accident, disability or life insurance coverage under a plan maintained by a subsequent employer.

(y)           all unvested stock options, restricted stock and other equity awards then held by you will fully vest and become exercisable, if applicable, as of the effective date of such termination.

(z)           with respect to options and any similar equity awards (i.e. containing or requiring an exercise or similar action) held by you at the time of such termination, such awards will remain exercisable (as if you had remained employed with the Company throughout such term) for the lesser of one (1) year and the remainder of the full term of such options.

(b)   Termination Other than for Good Reason or for Cause.  If you terminate your employment other than for Good Reason or if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, immediately upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing prior to the effectiveness of your termination and such compensation or benefits that have been earned and will become payable without regard to future services.  In addition, if your employment is terminated by you other than for Good Reason, any vested stock options then outstanding will remain exercisable for thirty (30) days after such termination (although no further stock options will vest during such additional thirty (30) day period); provided that an option will not otherwise be exercisable beyond the stated term of such stock option.

(c)   Death or Disability.  In the event your employment terminates by reason of death, or in the event of your Disability (as defined below), you or your beneficiaries will receive (i) a pro rata portion of 250% of your Base Salary for the year, calculated by multiplying 250% of such Base Salary by a fraction, the numerator of which is the number of days in the year elapsed prior to such death or Disability and the denominator of which is 365, and (ii) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing prior to the date of such death or Disability.  In addition, all unvested stock options, restricted stock and other stock awards will immediately vest and, along with previously vested stock options, will remain exercisable (as if you had remained in your initial position with the Company throughout such term) for (x) three (3) years, in the case of your Disability and (y) one (1) year, in the case of termination due to death (provided that, a stock option will not otherwise be exercisable beyond the stated term of such stock option).

(d)   Retirement.  In addition to benefits to which you may be entitled pursuant to this Letter Agreement, your entitlements in connection with a termination of your employment pursuant to your retirement under the Company’s otherwise applicable employee benefit and retirement plans and programs, including without limitation under the Company’s stock option and equity award plans, shall be determined in accordance with such applicable employee benefit and retirement plans and programs and stock option and equity award plans, as applicable, including with respect to the vesting of and exercise period of stock options and awards, and the characterization of your termination of employment for purposes of this Letter Agreement shall not affect any benefit to which you may be entitled upon “retirement” meeting the conditions set forth in such plan or program and impacted by this Agreement.

For purposes of this Letter Agreement, “Cause” means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or other willful act that materially damages the reputation of the Company; provided, however, no such act, omission or event will be treated as “Cause” under this Letter Agreement unless (A) you have been provided a detailed, written statement of the basis for the Company’s belief that such act, omission or event constitutes “Cause” and an opportunity to meet with the Board (together with your counsel if you choose to have your counsel present at such meeting) after you have had a reasonable period in which to review such statement and if the allegation is made under clause (i) or (iii) above, have had at least a thirty (30) day period to take corrective action and (B) the Board after such meeting (if you meet with the Board) and after the end of such thirty (30) day correction period determines reasonably and in good faith and by the affirmative vote of at least two-thirds (2/3) of the members of the Board then in office at a meeting called and held for such purpose that “Cause” continues to exist under this Letter Agreement.  For purposes of this paragraph, (X) no act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interest of the Company and (Y) it shall be understood that poor Company performance, in and of itself, shall not constitute Cause under this paragraph in the absence of evidence of the conduct specified above on your part.

For purposes of the Letter Agreement, “Good Reason” means (i) the Company reduces your Base Salary, reduces the value of your Annual Equity Grant without your express written consent, or sets your Annual Bonus performance objectives in a manner that is inconsistent with the performance objectives set for other senior executives of the Company (or, following a Change in Control, otherwise materially and adversely changes the formula for your annual target bonus opportunity), (ii) you cease to be Chairman of the Board of the Company or a member of the Executive Committee (unless removal from the Executive Committee is due to a change in law or regulation or is in accordance with widely accepted corporate governance practices), (iii) the Company reduces the scope of your duties, responsibilities or authority without your express written consent (it being understood, without limitation, that such a reduction will be deemed to have occurred in all events if, following a Change in Control, (X) the Company or any entity that may have succeeded it ceases to have a class of voting equity securities registered under Section 12 of the Securities Exchange Act of 1934 or (Y) a person or group beneficially owns, as such terms are used for purposes of section 13(d) of such act, more than 40% of the voting power of the voting securities of the Company); (iv) the Company requires you to report to anyone other than the Board or appoints any other person to a position of equal or higher authority or having a direct reporting responsibility to the Board (other than the Company’s internal auditors); (v) the Company breaches any other provision of this Letter Agreement; (vi) following a Change in Control, (Q) the Company requires you to (I) be based anywhere more than thirty (30) miles from the office where you are located at the time of the Change in Control or (II) travel on Company business to an extent substantially greater than your travel obligations immediately prior to such Change in Control, or (R) the Company fails to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which you are participating immediately prior to such Change in Control, or takes any action which would materially adversely affect your participation in or reduce your benefits under any such plan, unless you are permitted to participate in plans providing you with substantially equivalent benefits (at substantially equivalent cost with respect to welfare benefit plans), or (vii) the Company elects not to extend the Term pursuant to Section 1 prior to the time when you shall have attained age 65; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to the Company in writing then such reduction or change will not constitute “Good Reason” hereunder, but you will have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction or change described above; and provided further that an isolated, insubstantial and inadvertent action covered by clause (vi) (Q) or (R) taken in good faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by you to the Company’s Executive Vice President, Human Resources shall not constitute Good Reason.

For purposes of this Letter Agreement, “Disability” will mean an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  For purposes of determining whether you are able to engage in any substantial gainful activity, the Company will refer to the comparable standards then in effect under its long-term disability plan (as of the date of this letter, you would be considered disabled under such standards if you are unable to earn more than 80% of your pre-disability earnings at any gainful occupation for which you are reasonably qualified taking into account your training, education and experience).

9.             Indemnification.

(a)   The Company will indemnify and make permitted advances to you to the fullest extent permitted by applicable law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or your having served on any other enterprise as a director, officer or employee at the request of the Company.  In addition, the Company will maintain insurance, at its expense, to protect you against any such expense, liability or loss to which you would be entitled to indemnification or reimbursement under the foregoing sentence.

(b)   The Company will indemnify you and hold you harmless from and against any and all losses, costs, expenses, liabilities, penalties, claims and other damages incurred or resulting from any claim brought by your immediately prior employer, Citigroup Inc. (or an affiliate thereof); provided, however, that you promptly notify the Company in writing of the commencement of any action or other assertion of a claim.  The Company will assume the defense of any such action or claim with counsel selected by it and reasonably acceptable to you (the fees and expenses of such counsel will be paid by the Company).  You will have the right to participate in such defense and to employ counsel reasonably acceptable to the Company at the Company’s expense.  You agree to cooperate with the Company in the defense of any such action or claim, including providing it with records and information that are reasonably relevant thereto.  You agree not to admit any liability with respect to, or settle, compromise or discharge such action or claim without the Company’s written consent (which will not be unreasonably withheld).

10.             Change in Control.

(a)   Tax Indemnity.

(i)           If the Company or the Company’s independent accountants determine that any payments and benefits called for under this Letter Agreement together with any other payments and benefits made available to you by the Company or an affiliate of the Company will result in you being subject to an excise tax under § 4999 of the Code or if such an excise tax is assessed against you as a result of any such payments and other benefits, the Company will make a Gross Up Payment (as defined below) to or on behalf of you as and when any such determination or assessment is made; provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax.  Any Gross Up Payment shall be paid to you no later than December 31 of the calendar year following the calendar year in which you remit the corresponding taxes.

(ii)         Any determinations under this Section 10 will be made in accordance with § 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law.  If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring your right to receive any payments or benefits under this Letter Agreement (other than under this Section 10), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company will provide you with such information and such expert advice and assistance from the Company’s independent accountants, lawyers and other advisors as you may reasonably request and will pay for all expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments.

(iii)         Nothing in this Section 10 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or payment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the payment obligation null and void.

(iv)         The term “Gross Up Payment” for purposes of this Section 10 will mean a payment to or on behalf of you which will be sufficient to pay (A) any excise tax described in this Section 10 in full, (B) any interest or penalties assessed by the Internal Revenue Service on you which are related to the payment of such excise tax and (C) any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax and any related interest or penalties and on any payments made to avoid assessment of, or mitigate or challenge, the payment of such tax as well as any additional taxes on such payments.

(v)         Finally, you and the Company acknowledge and agree that a Gross Up Payment is intended to put you in the same after-tax position which you would have been in if there was no excise tax under § 4999 of the Code on any of your payments or benefits described in this Section 10.  Therefore, you agree to return to the Company the excess of any Gross Up Payment made to you over the payment which would have been sufficient to put you in the same after-tax position which you would have been in if there was no excise tax under § 4999 of the Code on any of your payments or benefits described in this Section 10, and the Company agrees that any such return on one date will not alter the Company’s obligation to make one, or more than one, additional Gross Up Payment at any later date to the extent necessary to put you in the same after-tax position which you would have been in if there was no excise tax under § 4999 of the Code on any of your payments or benefits described in this Section 10.

The Company affirms and acknowledges that any payments and benefits that you receive in connection with the Merger will be covered by this Section 10.

(b)   Continued Effect.  This Section 10 will continue in effect until you agree that all of the Company’s obligations to you under this Section 10 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to you under this Section 10, whichever comes first.

11.             Covenants.  In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

(a)   Confidentiality.  You acknowledge that during your employment, you will occupy a position of trust and confidence.  Accordingly, you agree that following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of the Company which are now known to you or which hereafter may become known to you as a result of your employment or association with the Company and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company during, and at all times after, the termination of your employment.  For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, but will not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency; provided that you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.

(b)   Non-Competition.  You further covenant that during the Term and for the three (3) year period (the “Restricted Period”) following termination of your employment for Cause or following your termination of employment without Good Reason, you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in the property and casualty insurance business in the United States.  Notwithstanding the preceding sentence, you will not be prohibited from owning less than five percent (5%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

(c)   Non-Solicitation of Employees.  You further covenant that during the Term and (x) during the Restricted Period following termination of your employment by the Company for Cause or by you without Good Reason, or (y) for the one (1) year period following the termination of your employment for any other reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of the Company at the time of termination of your employment with the Company (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you).

(d)   Equitable Relief and Other Remedies.  You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(e)   Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the law of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(f)   Survival of Provisions.  Without effect as to the survival of other provisions of this Letter Agreement intended to survive the termination or expiration of your employment, the obligations contained in this Section 11 will survive the termination or expiration of your employment with the Company and will be fully enforceable thereafter.

12.             Coordination.  With regard to the equity grants, payments and benefits described in this Letter Agreement (the “Contract Rights”), the provisions of this Letter Agreement, to the extent that they are more favorable to you, will control over any provisions to the contrary in any plan, program, or equity grant applicable to you.  The Company will not impose any restrictions not contained in this Letter Agreement on the Contract Rights, and will not condition any future equity grants, payments or benefits not contemplated by this Letter

Agreement upon your agreement to any additional restrictions on the Contract Rights.  However, nothing will limit the Company’s discretion to include any new or different terms, conditions or restrictions in any future equity grant, payment or benefit to you not contemplated by this Letter Agreement.

13.             Representations.  By signing this Letter Agreement where indicated below, you represent that, except as previously disclosed to the Company, are not subject to any employment agreement or non-competition agreement that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your appointment to the positions which the Company described above.

14.             Miscellaneous Provisions.

(a)   This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

(b)   This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(c)   This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives.  If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Letter Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.  The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

(d)   All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, such arbitration to be held in Minneapolis, Minnesota, as the sole and exclusive remedy of either party.  Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters.  All costs and expenses of such arbitration, including your reasonable costs and expenses, will be borne by the Company.

(e)   All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the U.S. mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice.  Unless otherwise notified as set forth above, notice will be sent to each party as follows:

You, to:

The address listed above or such other address as is maintained in the Company’s records

The Company, to:

The Travelers Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Attention:  General Counsel

In lieu of personal notice or notice or notice by deposit in the U.S. mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

(f)   This Letter Agreement will be governed by and construed and entered in accordance with the laws of the State of Minnesota without reference to rules relating to conflict of laws.

(g)   This Letter Agreement supersedes the Old Letter Agreement and the prior Letter Agreement dated April 1, 2004 (as amended on November 5, 2004 and December 13, 2006).  This Letter Agreement also supersedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

(h)   In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement, and, except as set forth in Section 8(a)(x), such amounts shall not be reduced whether or not you obtain other employment.  Following a Change in Control, the Company’s obligation to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others.

(i)   The Company agrees to pay as incurred all legal fees and expenses which you may reasonably incur as a result of any contest pursued or defended against in good faith by you in respect of a dispute or controversy hereunder arising following a Change in Control, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.  Any dispute or controversy so arising under or in connection with this Letter Agreement shall be settled exclusively by arbitration in the city nearest to the place of your residence in which a United States District Court is situated by three arbitrators in accordance with the rules of the American

Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid under this Letter Agreement during the pendency of any dispute or controversy arising under or in connection with this Letter Agreement.  The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 14(i).

(j)   Expenses eligible for reimbursement under this Employment Agreement shall be reimbursed as soon as administratively practicable (generally within sixty (60) days) after the expense has been incurred and the request for reimbursement is made; except that, if necessary for administrative reasons, the Company may elect to delay reimbursement, but not later than the last day of the calendar year after the calendar year in which the expense is incurred.  Expenses eligible for reimbursement, and the in-kind benefits provided, under this Agreement in any given calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided during any other calendar year.

(k)   Amounts payable under the Employment Agreement are intended to satisfy, or be exempt from, the requirements of sections 409A(a)(2), (3) and (4) of the Code, including future and current guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(l)   This amendment may be executed in any number of counterparts which together will constitute but one agreement.

(m)   This amendment will be governed by and construed and entered into in accordance with the laws of the State of Minnesota without reference to rules relating to conflict of laws.

(n)   Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

This Letter Agreement is intended to be a binding obligation upon both the Company and yourself.  If this Letter Agreement correctly reflects your understanding, please sign and return one copy to John Clifford for the Company’s records.

THE TRAVELERS COMPANIES, INC.

By:	/s/ Lawrence G. Graev
Name: Lawrence G. Graev
Title: Director

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

Dated as of December 19, 2008	/s/ Jay S. Fishman
Jay S. Fishman

Exhibit A

FULL AND COMPLETE RELEASE

I, Jay S. Fishman, in consideration for the payment of the severance described in my Letter Agreement dated November       , 2008, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Travelers Companies, Inc. (the “Company”) and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action under those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Company (collectively the “Released Claims”).

I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

I fully understand and agree that:

1.                                       this Release is in exchange for severance payment to which I would otherwise not be entitled;

2.                                       no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.                                       I am here advised to consult with an attorney before signing this Release;

4.                                       I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.                                       I have 7 days following my signature of this Release to revoke the Release; and

A-1

6.                                       this Release will not become effective or enforceable until the revocation period of 7 days has expired.

If I choose to revoke this Release, I must do so by notifying the Company in writing.  This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

The Travelers Companies, Inc.
Attention:  General Counsel
385 Washington Street
St. Paul, Minnesota 55102

This Release is the complete understanding between me and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter.  I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

This Release is to be governed and enforced under the laws of the State of Minnesota (except to the extent that Minnesota conflicts of law rules would call for the application of the law of another jurisdiction).

This Release inures to the benefit of the Company and its successors and assigns.

I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect.  As such, I knowingly and voluntarily sign this Release.

Jay S. Fishman

Date:

A-2

Exhibit B

For ease of reference, the definition of Change in Control in the Policy is reproduced in its entirety below:

(d)           “Change in Control” means the occurrence of any one of the following events”

(i)            individuals who, on December 13, 2006, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to December 13, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934 (the “Act”)) (“Election Contest”) or any other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a) (9) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed to be an Incumbent Director;

(ii)           any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to any acquisition by Participant or any group of persons including Participant (or any entity controlled by Participant or any group of persons including Participant);

(iii)          the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale:  (A) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization or Sale (the “Surviving Company”), or (y) if applicable, the ultimate

B-1

parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

B-2

Exhibit C

AMENDED AND RESTATED TIME SHARING AGREEMENT

THIS AMENDED AND RESTATED TIME SHARING AGREEMENT is entered into as of this 5th day of August, 2008, by and between THE TRAVELERS COMPANIES, INC., a Minnesota corporation with a place of business at 385 Washington Street, St. Paul, Minnesota 55102 (“TRV”), and JAY S. FISHMAN, with a business address at 485 Lexington Avenue, New York, New York 10017 (“Lessee”).

WITNESSETH:

WHEREAS, TRV and Lessee entered into a Amended and Restated Time Sharing Agreement dated as of December 13, 2006 (the “2006 Agreement”) attached as Exhibit A to a Letter Agreement dated as of December 13, 2006 (the “Letter Agreement”), pursuant to which TRV agreed to make the aircraft described on Schedule 1 thereto, as amended from time to time, available to Lessee on a non-exclusive “time sharing” basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR’s”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, TRV and Lessee have agreed to amend and restate the 2006 Agreement as forth in its entirety below; and

WHEREAS, TRV and Lessee hereby acknowledge and agree that this Amended and Restated Time Sharing Agreement, as amended from time to time, replaces in its entirety, Exhibit A to the Letter Agreement; and

WHEREAS, one or more affiliates of TRV are the owners of the fixed-wing and rotary-wing aircraft set forth on Schedule A hereto, as amended from time to time (collectively, the “Aircraft”); and

WHEREAS, TRV has the right to use each of the Aircraft; and

WHEREAS, TRV and/or one or more of its affiliates employs a fully-qualified and credentialed flight crew to operate the Aircraft; and

WHEREAS, TRV has agreed to lease the Aircraft, with flight crew, to Lessee on a non-exclusive “time sharing” basis as defined in Section 91.501(c)(1) of the FAR’s for his Personal Use (as defined below), upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TRV and Lessee, intending to be legally bound, hereby agree as follows:

1.                                       Lease of Aircraft.

(a)          TRV agrees to lease the Aircraft to Lessee pursuant to the provisions of Section 91.501(b)(6), Section 91.501(c)(1) and Section 91.501(d) of the FAR’s and this Agreement for all Personal Use flights by Lessee during the Term (as defined in Section 2) of this Agreement, and to provide, at TRV’s sole cost and expense, a fully-qualified and credentialed flight crew for all flights to be conducted hereunder.  The parties acknowledge and agree that this Agreement did not result in any way from any direct or indirect advertising, holding out or soliciting on the part of TRV or any person purportedly acting on behalf of TRV.  TRV and Lessee intend that the lease of the Aircraft effected by this Agreement shall be treated as a “wet lease” pursuant to which TRV provides transportation services to Lessee in accordance with Section 91.501(b)(6), Section 91.501(c)(1) and Section 91.501(d) of the FAR’s.  TRV shall cause its subsidiaries and affiliates to comply with and perform TRV’s obligations under this Agreement to the extent applicable and any such performance by such subsidiaries and affiliates shall be treated as performance by STP hereunder.

(b)         Notwithstanding the foregoing, no rotary-wing Aircraft shall be made available to Lessee under this Agreement unless each of the requirements set forth in this Section 1(b) has been satisfied: TRV shall be, and at all times thereafter during the Term shall continue to be, a member in good standing of the National Business Aviation Association eligible to take advantage of the Small Aircraft Exemption from FAR Section 91.501(a) available to NBAA members.  In order to satisfy the requirements of the Small Aircraft Exemption, TRV shall (i) provide to its Flight Standards District Office the written notice of operations to be conducted under this Agreement with a rotary-wing Aircraft required under such Exemption, a copy of this Agreement, and a copy of the inspection program used to conform the rotary-wing Aircraft with the requirements of FAR Section 91.409(f); and (ii) make all required logbook entries showing the provision of FAR Section 91.501 pursuant to which the rotary-wing Aircraft is being operated hereunder. TRV will carry a copy of this Agreement and a copy of the NBAA Small Aircraft Exemption in each rotary-wing Aircraft at all times that such rotary-wing Aircraft is being operated hereunder.

(c)          If TRV sells or otherwise disposes of any of the Aircraft, Schedule A shall be modified to delete any reference to such Aircraft, and this Agreement shall be terminated as to such Aircraft but shall remain in full force and effect with respect to each of the other Aircraft.  No such termination shall affect any of the rights or obligations of the parties accrued or incurred hereunder prior to such termination.  If TRV purchases, leases or otherwise acquires any Aircraft not listed in Schedule A hereto, Schedule A shall be modified to include such Aircraft, and thereafter this Agreement shall remain in full force and effect with respect to such Aircraft and each of the other Aircraft.

(d)         For purposes of this Agreement, “Personal Use” means any use of the Aircraft by Lessee, whether domestic or international, other than for the business purposes (which business purposes include any business-related travel which would for Federal income tax purposes be deemed commuting by Lessee) of TRV, its subsidiaries and affiliates.  “Personal Use” shall include all Flight Hours (as defined below) for live legs operated for Lessee hereunder and all Flight Hours for dead-head legs operated by TRV in order to position the Aircraft to Lessee’s point of initial departure and/or to re-position the Aircraft from Lessee’s destination to the Aircraft’s home base.  For purposes of this Agreement, the term “Flight Hours” means the actual flight time, determined in hours and tenths of an hour, from the moment of Aircraft lift-off at the departure airport until the moment of Aircraft touchdown at the arrival airport, and excludes taxi time.

2.                                       Term.  The term of this Agreement (the “Term”) shall commence on the date first set forth above and, unless terminated in accordance with the provisions hereof, shall continue for an initial term of one year and thereafter shall automatically renew for successive one-year terms.  Notwithstanding anything herein to the contrary, this Agreement shall terminate on the date of expiration or termination of the letter agreement dated April 1, 2004 between TRV and Lessee relating to Lessee’s employment, as amended or restated from time to time.  No termination of this Agreement shall affect any of the rights or obligations of the parties accrued or incurred hereunder prior to such termination.

3.                                       Payment for Personal Use of Aircraft.  From and after August 6, 2008, as payment for his Personal Use of the Aircraft pursuant to this Agreement as provided in Section 2, Lessee shall pay TRV the maximum amount legally payable for each such flight under FAR Section 91.501(d), as in effect from time to time.  As of the date of this Agreement, the maximum amount legally payable for each flight conducted under this Agreement consists of the following actual expenses of such flight:

(a)          fuel, oil, lubricants and other additives;

(b)         travel expenses of crew, including food, lodging and ground transportation;

(c)          hangar and tie-down costs away from the Aircraft’s base of operation (currently Bradley International Airport, Windsor Locks, Connecticut);

(d)         additional insurance obtained for the specific flight;

(e)          landing fees, airport taxes and similar assessments;

(f)            customs, foreign permit and similar fees directly related to the flight;

(g)         in-flight food and beverages;

(h)         passenger ground transportation;

(i)             flight planning and weather contract services; and

(j)             an additional charge equal to 100% of the expenses listed in Section 3(a).

Notwithstanding the foregoing, Lessee shall not be required to pay TRV, for any Personal Use of the Aircraft, an amount more than the incremental costs to the Corporation in connection with such Personal Use as such incremental costs are determined for purposes of Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended; provided that, commencing August 6, 2008, Lessee shall not be obligated to pay TRV any amount for subsequent incremental costs to the Corporation in connection with such Personal Use up to a sum equal to the amount in excess of the incremental cost to the Corporation that Lessee shall have paid to the Corporation for Personal Use of the Aircraft prior to August 6, 2008.

4.                                       Operational Control of Aircraft.  TRV and Lessee intend and agree that on all flights conducted under this Agreement, TRV shall have complete and exclusive operational control over the Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the Aircraft.  TRV shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights.  Nothing in this Agreement is intended or shall be construed so as to convey to Lessee any operational control over, or possession, command and control of, the Aircraft, all of which are expressly retained by TRV.

5.                                       Scheduling.

(a)          Lessee will provide the designated authorized representative(s) of TRV with requests for flight time and proposed flight schedules as far in advance of any given flight under this Agreement as possible in accordance with policies established from time to time by TRV.  Requests for flight time shall be in such form (whether oral or written) mutually convenient to, and agreed upon by, the parties.  In addition to proposed schedules and flight times, Lessee shall upon request provide TRV with the following information for each proposed flight prior to scheduled departure: (i) departure point; (ii) destination; (iii) date and time of flight; (iv) the number and names of anticipated passengers; (v) the nature and extent of luggage to be carried; (vi) the date and time of a return flight, if any; and (vii) any other pertinent information concerning the proposed flight that TRV or the flight crew may request.

(b)         Subject to Aircraft and crew availability, TRV shall use its good faith efforts, consistent with TRV’s approved policies, in order to accommodate the needs of Lessee, to avoid conflicts in scheduling, and to enable Lessee to enjoy the benefits of this Agreement.

(c)          Although every good faith effort shall be made to avoid its occurrence, any flight scheduled under this Agreement is subject to cancellation by either party without incurring liability to the other party.  In the event that cancellation is necessary, the canceling party shall provide the maximum notice practicable.

(d)         TRV shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason.

6.                                       Billing.  TRV shall pay all expenses relating to the operation of the Aircraft under this Agreement on a monthly basis.  As soon as possible after the end of each calendar month during the Term, TRV shall provide to Lessee an invoice showing all use of the Aircraft by Lessee under this Agreement during that month and a complete accounting detailing all amounts payable by Lessee pursuant to Section 3 for that month, including such detail supporting all expenses paid or incurred by TRV for which reimbursement is sought as Lessee may reasonably request.  Promptly after execution of this Agreement, Lessee agrees to maintain with TRV an appropriate agreed-upon advance deposit, to be applied by TRV against any amounts owed by Lessee under Section 3 and any Federal excise due on such amounts, and to replenish such deposit at mutually-agreed times in mutually-agreed amounts (with any balance to be returned to Lessee upon termination of this Agreement).

7.                                       Maintenance of Aircraft.  TRV shall be solely responsible for securing maintenance, preventive maintenance and inspections of the Aircraft (utilizing an inspection program listed in FAR Section 91.409(f)), and shall take such requirements into account in scheduling the Aircraft hereunder.  TRV shall not delay or postpone any maintenance, preventive maintenance or inspections of the Aircraft unless such maintenance or inspection can be deferred in compliance with applicable laws, regulations and TRV’s maintenance program, and will not, in the discretion of TRV and the pilot-in-command, adversely affect safety.  TRV shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason, whether or not maintenance-related.

8.                                       Flight Crew.

(a)          TRV shall employ or engage and pay all salaries, benefits and and/or compensation for a fully-qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement.  All flight crewmembers shall be included on any insurance policies that TRV is required to maintain hereunder.

(b)         The qualified flight crew provided by TRV shall exercise all of its duties and responsibilities with regard to the safety of each flight conducted hereunder in accordance with applicable FAR’s.  Final authority to initiate or terminate each flight, and otherwise to decide all matters relating to the safety of any given flight or requested flight, shall rest with the pilot-in-command of that flight.  The flight crew may, in its sole discretion, terminate any flight, refuse to commence any flight or take any other action (including, without limitation, determining the route to be flown and the place of landing) which, in the sole judgment of the pilot-in-command, is necessitated by considerations of safety.  No such termination or refusal to commence by the pilot-in-command shall create or support any liability for loss, injury, damage or delay in favor of Lessee or any other person.

9.                                       Insurance.

(a)          At all times during the term of this Agreement, TRV shall maintain at its sole cost and expense (i) comprehensive aircraft and liability insurance against bodily injury and property damage claims, including, without limitation, contractual liability, premises damage, personal property liability, personal injury liability, death and property damage liability, public and passenger legal liability coverage, in an amount not less than $200,000,000 for each single occurrence, and (ii) hull insurance for the full replacement cost of the Aircraft.

(b)         Any policies of aircraft and liability insurance carried in accordance with this Section 9 and any policies taken out in substitution or replacement of any such policies shall (i) name Lessee as an additional insured; (ii) provide that in respect of the interests of Lessee in such policies, the insurance shall not be invalidated by any action or inaction of TRV regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon TRV; (iii) include a waiver of the insurer’s rights of subrogation against Lessee and a cross-liability clause which provides that except for the limits of liability, such insurance shall operate to give Lessee the same protection as if a separate policy had been issued to him; (iv) include contractual liability coverage covering TRV’s indemnity obligations hereunder; and (v) permit the use of the Aircraft by TRV for compensation or hire to the extent necessary to perform its obligations under this Agreement.  Each such policy shall be primary insurance, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.

(c)          TRV shall use reasonable commercial efforts to provide such additional insurance coverage for specific flights under this Agreement, if any, as Lessee may request in writing.  Lessee also acknowledges that any trips scheduled to the European Union may require TRV to purchase additional insurance to comply with local regulations.  The cost of all additional flight-specific insurance shall be borne by Lessee as set forth in Section 3(d).

(d)         Each party agrees that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated.

(e)          At Lessee’s request, TRV shall deliver certificates of insurance to Lessee with respect to the insurance required or permitted to be provided by it hereunder.

10.                                 Taxes.  Lessee shall be responsible for paying, and TRV shall be responsible for collecting from Lessee and paying over to the appropriate authorities, all applicable Federal excise taxes and all sales, use and other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee hereunder.  Each party shall indemnify the other party against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.

11.                                 Lessee’s Representations and Warranties.  Lessee represents and warrants that:

(a)          Lessee will use the Aircraft only for his own account, including carriage of his guests, and not for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire or for common carriage.

(b)         Lessee will refrain from incurring any mechanic’s or other liens in connection with the Aircraft, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien, and shall ensure that no liens or encumbrances of any kind whatsoever are created or placed against the Aircraft for claims against Lessee or by Lessee.

(c)          Lessee will abide by and conform to all laws, governmental and airport orders, rules and regulations as in effect from time to time, imposed upon the lessee of an aircraft under a time sharing agreement, and all applicable company policies of TRV.

12.                                 TRV’s Representations and Warranties.  TRV represents and warrants that:

(a)          It shall conduct all operations under this Agreement in compliance with (i) all applicable requirements of all governmental authorities having jurisdiction, including, but not limited to, the Federal Aviation Administration and the governmental authorities of each foreign jurisdiction in or over which the Aircraft may be operated hereunder; (ii) the terms, conditions and limitations of, and in the geographical areas allowed by, the insurance policies required hereunder; and (iii) the operating instructions of the Aircraft’s flight manual and the manufacturers’ operating and maintenance instructions.

(b)   Each of the Aircraft furnished to Lessee hereunder will be in airworthy condition and in full compliance with all applicable rules of the Federal Aviation Administration.

(c)   TRV shall not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated.  In no event shall TRV suffer or permit the Aircraft to be used or operated during the Term without such insurance being fully in effect or in any geographical area not covered by the policies then in effect.

13.                                 Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TRV HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE AIRCRAFT, INCLUDING ANY WITH RESPECT TO THEIR DESIGN, CONDITION, QUALITY OF MATERIALS AND WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AIRWORTHINESS OR SAFETY.  IN NO EVENT SHALL TRV BE LIABLE TO THE LESSEE OR TO ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, HOWEVER ARISING, WHETHER TRV KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE, LOSS OR EXPENSE.

14.                                 Indemnities.

(a)   TRV hereby covenants and agrees that it shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless Lessee and his agents, guests, invitees, licensees and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with (i) TRV’s use, operation or maintenance of the Aircraft, (ii) TRV’s performance of or failure to perform any service or obligation which is the subject matter of this Time Sharing Agreement, or (iii) any other breach by TRV of any of the representations, warranties, covenants or agreements set forth in this Time Sharing Agreement.

(b)   Lessee hereby covenants and agrees that he shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless TRV and its subsidiaries and affiliates and their respective agents and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with any breach by Lessee of any of the representations, warranties, covenants or agreements set forth in this Time Sharing Agreement.

15.                                 Limitation on Liability.  Notwithstanding anything in this Agreement to the contrary, Lessee shall not have any liability to TRV arising out of this Agreement for any liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses, damages or costs other than amounts payable by Lessee pursuant to Section 3, Section 9(c), Section 10 and Section 14(b).  In no event shall Lessee be liable for any indirect, special, incidental, punitive or consequential damages.

16.                                 Relationship of Parties.  TRV is strictly an independent contractor provider of transportation services with respect to Lessee.  Nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent.  All persons furnished by TRV for the performance of the operations and activities contemplated by this Agreement shall at all times and for all purposes be considered TRV’s employees or agents and TRV shall be solely responsible for their performance.

17.                                 Governing Law; Severability.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to its choice of law rules.  If any provision of this Agreement conflicts with any such law of the State of Minnesota, or is otherwise unenforceable, such provision shall be deemed null and void only the extent of such conflict or unenforceability, and shall be deemed separate from, and shall not invalidate, any other provision of this Agreement.

18.                                 Amendment.  This Agreement may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.

19.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all parties may not have executed the same counterpart.  Each party may transmit its signature by facsimile, and such faxed signature shall have the same force and effect as an original signature.

20.                                 Successors and Assigns.  This Time Sharing Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, other legal representatives, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, to their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.  Lessee agrees that he shall not sublease, assign, transfer, pledge or hypothecate this Agreement or any part hereof (including any assignment or transfer by operation of law) without the prior written consent of TRV, which may be given or withheld by TRV in its sole and absolute discretion.

21.                                 Notices.  All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given and received on the business day on which hand-delivered, or one business day after the business day on which sent by nationally-utilized overnight delivery service on a priority basis.  Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 21.  Notices sent by postal service shall not be effective.  For purposes of this Agreement, a “business day” is any day, other than a Saturday or Sunday, on which commercial banks in St. Paul, Minnesota are authorized or required to open for business.  In the event that TRV and Lessee so agree, routine communications may be made by e-mail or fax.

22.                                 Entire Agreement.  This Agreement (including the exhibits hereto) sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, relating thereto, including, without limitation, the 2006 Agreement.  There are no third-party beneficiaries of this Agreement, and no other agreements, representations or warranties, either oral or written, express or implied, relating to the subject matter of this Agreement that are not expressly set forth in this Agreement.

23.                                 Truth-in-Leasing Compliance.  TRV, on behalf of Lessee, shall (i) mail a copy of this Agreement to the Aircraft Registration Branch, Technical Section, of the FAA in Oklahoma City within 24 hours of its execution; (ii) notify the appropriate Flight Standards District Office at least 48 hours prior to the first flight by TRV under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time of the first flight; and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

24.                                 TRUTH IN LEASING STATEMENT UNDER FAR SECTION 91.23:

(A) TRV HEREBY CERTIFIES THAT EACH OF THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT.  EACH OF THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE MAINTENANCE AND INSPECTION REQUIREMENTS OF FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(B) TRV, 385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102, HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF EACH OF THE AIRCRAFT FOR ALL OPERATIONS OF SUCH AIRCRAFT UNDER THIS AGREEMENT.

(C) EACH PARTY HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(D) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

(signature page follows)

IN WITNESS WHEREOF, TRV and Lessee have executed this Amended and Restated Time Sharing Agreement effective as of the date first above written.

THE TRAVELERS COMPANIES, INC.

By:	/s/ Alan D. Schnitzer
Name:	Alan D. Schnitzer
Title:	Vice-Chairman of The Travelers Companies, Inc.

LESSEE:

/s/ Jay S. Fishman
Jay S. Fishman

SCHEDULE A

AIRCRAFT

Dassault Aviation Falcon 7X, s/n 35, United States registration N207TR (fixed-wing)

Dassault Aviation Mystere Falcon 900, s/n 200, United States registration N404ST (fixed-wing)

Dassault Aviation Falcon 2000EX, s/n 135, United States registration N414TR (fixed-wing)

Dassault Aviation Falcon 2000, s/n 25, United States registration N122SC (to be changed to N406ST) (fixed-wing)

Sikorsky S-76B, s/n 760462, N403ST (rotary-wing)